Exhibit 99.1

Contact:	Karen Fugate
Investor Relations
940-297-3877

Sally Beauty Holdings, Inc. Delivers Strong Results in the Second Quarter

•                  Consolidated net sales of $889.3 million, up 10.9%

•                  Growth in same store sales of 9.1% compared to 6.0% in 2Q11

•                  Operating margin expansion of 160 bps to reach 14.8%

•                  2Q12 net earnings of $67.8 million; 2Q12 earnings per share of $0.35, growth of 34.6%

•                  Adjusted EBITDA of $150.5 million, growth of 22.5%

•                  $100 million reduction in long-term debt

DENTON, Texas, May 3, 2012 — Sally Beauty Holdings, Inc. (NYSE: SBH) (the “Company”) today announced strong financial results for fiscal 2012 second quarter.  The Company will hold a conference call today at 10:00 a.m. (Central) to discuss these results and its business.

“We had an exceptional second quarter across both business segments with record same store sales of 9.1% over positive comps of 6.0% in the second quarter of last year” stated Gary Winterhalter, President and Chief Executive Officer. “Strong sales growth of 10.9% led to significant SG&A leverage and operating margin expansion of 130 and 160 basis points, respectively.  We reduced our long-term debt by $100 million, lowering our debt ratios consistent with our capital structure objectives.   As we head into the second half of the fiscal year we will continue to evaluate our options for cash deployment that generate the highest return for our shareholders.”

FISCAL 2012 SECOND QUARTER FINANCIAL HIGHLIGHTS

Net Sales:  For the fiscal 2012 second quarter, consolidated net sales were $889.3 million, an increase of 10.9% from the fiscal 2011 second quarter.  This fiscal 2012 second quarter sales increase is attributed to same store sales growth, the addition of new stores and acquisitions.  The negative impact from changes in foreign currency exchange rates was $4.5 million or 56 basis points in the fiscal 2012 second quarter. Consolidated same store sales growth in the fiscal 2012 second quarter was 9.1% compared to 6.0% in the fiscal 2011 second quarter.  Key drivers of same store sales growth include increased customer traffic and higher average ticket in both business segments.

Gross Profit:  Consolidated gross profit for the fiscal 2012 second quarter was $436.8 million, an increase of 11.5% over gross profit of $391.8 million for the fiscal 2011 second quarter.  Gross profit as a percentage of sales was 49.1%, a 20 basis point improvement from the fiscal 2011 second quarter and a 30 basis point improvement from the fiscal 2012 first quarter.

Selling, General and Administrative Expenses:  For the fiscal 2012 second quarter, consolidated selling, general and administrative (SG&A) expenses, including unallocated corporate expenses and share-based compensation, were $289.2 million, or 32.5% of sales, a 130 basis point improvement from the fiscal 2011 second quarter metric of 33.8% of sales and total SG&A expenses of $271.4 million.

Fiscal 2012 second quarter SG&A expenses increased $17.8 million primarily due to expenses associated with the opening of new stores such as rent, occupancy and payroll expenses.

Note: SG&A expenses include unallocated corporate expenses, as detailed in the Company’s segment information on Schedule B.

Interest Expense:  Interest expense for the fiscal 2012 second quarter was $22.4 million, down $5.4 million from the fiscal 2011 second quarter of $27.8 million.  This decrease was due to lower outstanding borrowings and lower interest rates on the long-term debt.

Provision for Income Taxes:  Income taxes were $41.5 million for the fiscal 2012 second quarter versus $28.6 million in the fiscal 2011 second quarter.  The Company’s effective tax rate in the fiscal 2012 second quarter was 38.0% versus 36.7% in the fiscal 2011 second quarter.

In fiscal year 2012, the Company’s effective tax rate is still expected to be in the range of 37% to 38%.

Net Earnings and Diluted Net Earnings Per Share (EPS) (1): In the fiscal 2012 second quarter, GAAP net earnings were $67.8 million, a 37.6% increase, when compared to fiscal 2011 second quarter GAAP net earnings of $49.3 million.  In the fiscal 2012 second quarter, GAAP diluted earnings per share were $0.35, a 34.6% increase when compared to fiscal 2011 second quarter GAAP diluted earnings per share of $0.26.

Adjusted (Non-GAAP) EBITDA(1): Adjusted EBITDA for the fiscal 2012 second quarter was $150.5 million an increase of 22.5% from $122.9 million for the fiscal 2011 second quarter.

Financial Position, Capital Expenditures and Working Capital:  Cash and cash equivalents as of March 31, 2012, were $64.8 million.  The Company’s asset-based loan (ABL) revolving credit facility ended the fiscal 2012 second quarter with a zero balance.  The Company’s debt, excluding capital leases, totaled $1.35 billion as of March 31, 2012.  During the fiscal 2012 second quarter, the Company reduced the balance on its Senior Term B loan by $100 million to $596.9 million.

Capital expenditures for the first six months of fiscal 2012 totaled $27.0 million.  Capital expenditures for the fiscal year 2012 are projected to be in the range of $65 million to $70 million, excluding acquisitions.

Working capital (current assets less current liabilities) increased $59.7 million to $478.8 million at March 31, 2012 compared to $419.1 million at September 30, 2011. The ratio of current assets to current liabilities was 2.13 to 1.00 at March 31, 2012 compared to 1.91 to 1.00 at September 30, 2011.

Inventory as of March 31, 2012 was $689.4 million, an increase of $52.5 million or growth of 8.2% from March 31, 2011 inventory.  This increase is primarily due to sales growth from existing stores, and additional inventory from new store openings and acquisitions.

Business Segment Results:

Sally Beauty Supply

Fiscal 2012 Second Quarter Results for Sally Beauty Supply

•                  Sales of $554.0 million, up 12.9% from $490.8 million in the fiscal 2011 second quarter.  The negative impact of unfavorable foreign currency exchange on net sales was $3.8 million, or 0.8% of sales.  Sales from same stores, net new stores and acquisitions contributed 8.9%, 2.7% and 1.5%, respectively, to overall sales growth.

•                  Same store sales grew 9.3% year over year versus 6.2% in the fiscal 2011 second quarter.

•                  Gross margin of 54.2% was 20 basis points lower than 54.4% in the fiscal 2011 second quarter and 30 basis points higher than the fiscal 2012 first quarter gross margin of 53.9%.

•                  Segment earnings of $111.3 million, up 18.5% from $93.9 million in the fiscal 2011 second quarter.

•                  Segment operating margins increased 100 basis points to 20.1% of sales from 19.1% in the fiscal 2011 second quarter.

•                  Net store base increased by 145, or 4.7%, over the fiscal 2011 second quarter for a total store count of 3,228.

Sales growth in the fiscal 2012 second quarter was driven by same store sales, new store openings and acquisitions.  Gross profit margin was down 20 basis points primarily due to lower gross margins in the European operations.  Segment operating earnings and margin were positively impacted by SG&A leverage across the North American businesses.

Beauty Systems Group

Fiscal 2012 Second Quarter Results for Beauty Systems Group

•                  Sales of $335.3 million, up 7.8% from $311.0 million in the fiscal 2011 second quarter.  The negative impact of unfavorable foreign currency exchange on net sales was $0.7 million, or 0.2% of sales.   Sales from same stores, net new stores and the non-store business contributed 5.4%, 1.5% and 0.8%, respectively, to overall sales growth.

•                  Same store sales grew 8.7% year over year versus 5.6% in the fiscal 2011 second quarter.

•                  Gross margin of 40.8%, up 70 basis points from 40.1% in the fiscal 2011 second quarter.

•                  Segment earnings of $45.6 million, up 36.0% from $33.5 million in the fiscal 2011 second quarter.

•                  Segment operating margins increased by 280 basis points to 13.6% of sales from 10.8% in the fiscal 2011 second quarter.

•                  Net store base increased by 40 stores, or 3.6%, over the fiscal 2011 second quarter.  Total store count for the fiscal 2012 second quarter was 1,164, including 158 franchised locations.

•                  Total BSG distributor sales consultants at the end of the fiscal 2012 second quarter were 1,113 versus 1,119 at the end of the fiscal 2011 second quarter.

Sales growth for the Beauty Systems Group was primarily driven by growth in same store sales and net new store openings.  Segment earnings growth was primarily due to improvement in SG&A leverage and synergies realized from prior acquisitions.

(1)A detailed table reconciling 2012 and 2011 GAAP net earnings to adjusted net earnings, adjusted EPS and adjusted EBITDA is included in Supplemental Schedule C.

Conference Call and Where You Can Find Additional Information

As previously announced, at approximately 10:00 a.m. (Central) today the Company will hold a conference call and audio webcast to discuss its financial results and its business.  During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.  Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, investor.sallybeautyholdings.com.  The conference call can be accessed by dialing 800-288-8961 (International:  612-332-0228).  The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals.  If you are unable to listen in this conference call, the replay will be available at about 12:00 p.m. (Central) May 3, 2012 through May 10, 2012 by dialing 800-475-6701 or if international dial 320-365-3844 and reference the conference ID number 245242.  Also, a website replay will be available on investor.sallybeautyholdings.com

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of $3.3 billion annually.  Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through over 4,300 stores, including approximately 200 franchised units, throughout the United States, the United Kingdom, Belgium, Chile, France, Canada, Puerto Rico, Mexico, Ireland, Netherlands, Spain and Germany.  Sally Beauty Supply stores offer more than 6,000 products for hair, skin, and nails through professional lines such as Clairol, L’Oreal, Wella and Conair, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 9,800 professionally branded products including Paul Mitchell, Wella, Sebastian, Goldwell, and TIGI which are targeted exclusively for professional and salon use and resale to their customers.  For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would,” or similar expressions may also identify such forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: the highly competitive nature of, and the increasing consolidation of, the beauty products distribution industry; anticipating changes in consumer preferences and buying trends and managing our product lines and inventory; potential fluctuation in our same store sales and quarterly financial performance; our dependence upon manufacturers who may be unwilling or unable to continue to supply products to us; the possibility of material interruptions in the supply of beauty supply products by our manufacturers; products sold by us being found to be defective in labeling or content; compliance with laws and regulations or becoming subject to additional or more stringent laws and regulations; product diversion; the operational and financial performance of our franchise business; the success of our Internet-based business; successfully identifying acquisition candidates or successfully completing desirable acquisitions; integrating businesses acquired in the future; opening and operating new stores profitably; the impact of a continued downturn in the economy upon our business; the success of our cost control plans; protecting our intellectual property rights, specifically our trademarks; conducting business outside the United States; disruption in our information technology systems; natural disasters or acts of terrorism; the preparedness of our accounting and other management systems to meet financial reporting and other requirements; being a holding company, with no operations of our own, and depending on our subsidiaries for cash; our substantial indebtedness; the possibility that we may incur substantial additional debt; restrictions and limitations in the agreements and instruments governing our debt; generating the significant amount of cash needed to service all of our debt and refinancing all or a portion of our indebtedness or obtaining additional financing; changes in interest rates increasing the cost of servicing our debt; the potential impact on us if the financial institutions we deal with become impaired; the representativeness of our historical consolidated financial information with respect to our future financial position, results of operations or cash flows; the voting power of our largest stockholder discouraging third party acquisitions of us at a premium; and the interests of our largest stockholder differing from the interests of other holders of our common stock.

Additional factors that could cause actual events or results to differ materially from the events or results described in the forward-looking statements can be found in our most recent Annual Report on Form 10-K for the year ended September 30, 2011, as filed with the Securities and Exchange Commission.  Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.  We assume no obligation to publicly update or revise any forward-looking statements.

Note Concerning Non-GAAP Measurement Tools

We have provided detailed explanations of our non-GAAP financial measures in our Form 8-K filed this morning, which is available on our website.

Supplemental Schedules

Consolidated Statement of Earnings	A
Segment Information	B
Non-GAAP Financial Measures Reconciliations	C
Store Count and Same Store Sales	D
Selected Financial Data and Debt	E

Supplemental Schedule A

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Six Months Ended
	March 31,			March 31,
	2012	2011	% CHG	2012	2011	% CHG

Net sales	$889,281	$801,805	10.9%	$1,754,096	$1,595,369	9.9%
Cost of products sold and distribution expenses	452,495	409,991	10.4%	895,453	824,164	8.6%
Gross profit	436,786	391,814	11.5%	858,643	771,205	11.3%
Selling, general and administrative expenses (1)	289,189	271,381	6.6%	582,203	544,289	7.0%
Depreciation and amortization	15,940	14,777	7.9%	31,493	28,888	9.0%
Operating earnings	131,657	105,656	24.6%	244,947	198,028	23.7%
Interest expense (2)	22,355	27,793	-19.6%	86,316	57,316	50.6%
Earnings before provision for income taxes	109,302	77,863	40.4%	158,631	140,712	12.7%
Provision for income taxes	41,489	28,585	45.1%	60,684	50,485	20.2%
Net earnings	$67,813	$49,278	37.6%	$97,947	$90,227	8.6%

Net earnings per share:
Basic	$0.36	$0.27	33.3%	$0.53	$0.49	8.2%
Diluted	$0.35	$0.26	34.6%	$0.51	$0.48	6.3%

Weighted average shares:
Basic	186,335	182,831		185,514	182,644
Diluted	191,684	187,724		190,662	187,431

			Basis Pt Chg			Basis Pt Chg
Comparison as a % of Net sales
Sally Beauty Supply Segment Gross Profit Margin	54.2%	54.4%	(20)	54.0%	53.8%	20
BSG Segment Gross Profit Margin	40.8%	40.1%	70	40.6%	39.8%	80
Consolidated Gross Profit Margin	49.1%	48.9%	20	49.0%	48.3%	70
Selling, general and administrative expenses	32.5%	33.8%	(130)	33.2%	34.1%	(90)
Consolidated Operating Profit Margin	14.8%	13.2%	160	14.0%	12.4%	160
Net Earnings Margin	7.6%	6.1%	150	5.6%	5.7%	(10)

Effective Tax Rate	38.0%	36.7%	130	38.3%	35.9%	240

(1)   Selling, general and administrative expenses include share-based compensation of $2.9 million and $2.4 million for the three months ended March 31, 2012 and 2011; and $11.0 million and $10.3 million for the six months ended March 31, 2012 and 2011, respectively.

(2)   For the six months ended March 31, 2012, interest expense includes a loss on extinguishment of debt of $34.6 million in connection with the Company’s December 2011 redemption of its senior notes due 2014 and senior subordinated notes due 2016 with the proceeds of the Company’s new senior notes due 2019 issued in November 2011.

Supplemental Schedule B

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended			Six Months Ended
	March 31,			March 31,
	2012	2011	% CHG	2012	2011	% CHG
Net sales:
Sally Beauty Supply	$553,973	$490,845	12.9%	$1,090,331	$971,851	12.2%
Beauty Systems Group	335,308	310,960	7.8%	663,765	623,518	6.5%
Total net sales	$889,281	$801,805	10.9%	$1,754,096	$1,595,369	9.9%

Operating earnings:
Sally Beauty Supply	$111,334	$93,945	18.5%	$212,400	$177,497	19.7%
Beauty Systems Group	45,597	33,527	36.0%	88,924	68,669	29.5%
Segment operating earnings	$156,931	$127,472	23.1%	$301,324	$246,166	22.4%

Unallocated corporate expenses (1)	(22,329)	(19,379)	15.2%	(45,401)	(37,863)	19.9%
Share-based compensation	(2,945)	(2,437)	20.8%	(10,976)	(10,275)	6.8%
Interest expense (2)	(22,355)	(27,793)	-19.6%	(86,316)	(57,316)	50.6%
Earnings before provision for income taxes	$109,302	$77,863	40.4%	$158,631	$140,712	12.7%

			Basis Pt Chg			Basis Pt Chg
Segment operating profit margin:
Sally Beauty Supply	20.1%	19.1%	100	19.5%	18.3%	120
Beauty Systems Group	13.6%	10.8%	280	13.4%	11.0%	240
Consolidated operating profit margin	14.8%	13.2%	160	14.0%	12.4%	160

(1)   Unallocated expenses consist of corporate and shared costs.

(2)   For the six months ended March 31, 2012, interest expense includes a loss on extinguishment of debt of $34.6 million in connection with the Company’s December 2011 redemption of its senior notes due 2014 and senior subordinated notes due 2016 with the proceeds of the Company’s new senior notes due 2019 issued in November 2011.

Supplemental Schedule C

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Six Months Ended
	March 31,			March 31,
	2012	2011	% CHG	2012	2011	% CHG
Adjusted EBITDA:
Net earnings (per GAAP)	$67,813	$49,278	37.6%	$97,947	$90,227	8.6%
Add:
Depreciation and amortization	15,940	14,777	7.9%	31,493	28,888	9.0%
Share-based compensation (1)	2,945	2,437	20.8%	10,976	10,275	6.8%
Interest expense (2)(3)	22,355	27,793	-19.6%	86,316	57,316	50.6%
Provision for income taxes	41,489	28,585	45.1%	60,684	50,485	20.2%
Adjusted EBITDA (Non-GAAP)	$150,542	$122,870	22.5%	$287,416	$237,191	21.2%

Net earnings (per GAAP)	$67,813	$49,278		$97,947	$90,227
Add (Less):
Loss on extinguishment of debt (2)	—	—		34,558	—
Interest expense on redeemed debt (3)	—	—		5,149	—
Amortization of deferred financing costs	—	—		229	—
Tax provision for the adjustments to net earnings (4)	—	—		(14,377)	—
Adjusted net earnings, excluding non-recurring items (Non-GAAP)	$67,813	$49,278	37.6%	$123,506	$90,227	36.9%

Adjusted net earnings per share (Non-GAAP):
Basic	$0.36	$0.27	33.3%	$0.67	$0.49	36.7%
Diluted	$0.35	$0.26	34.6%	$0.65	$0.48	35.4%

Weighted average shares:
Basic	186,335	182,831		185,514	182,644
Diluted	191,684	187,724		190,662	187,431

(1)   Share-based compensation for the six months ended March 31, 2012 and 2011 includes $5.3 million and $5.0 million, respectively, of accelerated expense related to certain retirement-eligible employees who are eligible to continue vesting awards upon retirement.

(2)   For the six months ended March 31, 2012, interest expense includes a loss on extinguishment of debt of $34.6 million in connection with the Company’s December 2011 redemption of its senior notes due 2014 and senior subordinated notes due 2016 with the proceeds of the Company’s new senior notes due 2019 issued in November 2011. This amount includes a premium paid to redeem the senior notes and the senior subordinated notes, as well as unamortized deferred financing costs expensed in connection with the redeemed notes.

(3)   For the six months ended March 31, 2012, interest expense includes interest of $5.1 million on the senior notes and senior subordinated notes after November 8, 2011 and until their redemption, as well as interest on the Company’s new senior notes issued on that date. This pro-forma adjustment assumes the senior notes and senior subordinated notes were redeemed on November 8, 2011.

(4)   The tax provisions for the adjustments to net earnings were calculated using an estimated effective tax rate of 36.0%.

Supplemental Schedule D

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Same Store Sales

(Unaudited)

	As of March 31,
	2012	2011	CHG

Number of retail stores (end of period):
Sally Beauty Supply:
Company-operated stores	3,204	3,055	149
Franchise stores	24	28	(4)
Total Sally Beauty Supply	3,228	3,083	145
Beauty Systems Group:
Company-operated stores	1,006	966	40
Franchise stores	158	158	—
Total Beauty System Group	1,164	1,124	40
Total	4,392	4,207	185

BSG distributor sales consultants (end of period) (1)	1,113	1,119	(6)

	2012	2011	Basis Pt Chg
Second quarter company-operated same store sales growth (2)
Sally Beauty Supply	9.3%	6.2%	310
Beauty Systems Group	8.7%	5.6%	310
Consolidated	9.1%	6.0%	310

			Basis Pt Chg
Six months ended March 31 company-operated same store sales growth (2)
Sally Beauty Supply	8.7%	6.3%	240
Beauty Systems Group	6.9%	6.7%	20
Consolidated	8.1%	6.4%	170

(1)   Includes 414 and 395 distributor sales consultants as reported by our franchisees at March 31, 2012 and 2011, respectively.

(2)   Same stores are defined as company-operated stores that have been open for at least 14 months as of the last day of a month. Our same store sales calculation includes internet-based sales for the periods presented and the impact of store expansions, but does not generally include the sales of stores relocated until at least 14 months after the relocation. The sales of stores acquired are excluded from our same store sales calculation until at least 14 months after the acquisition.

Supplemental Schedule E

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Selected Financial Data and Debt

(In thousands)

(Unaudited)

	March 31, 2012	September 30, 2011
Financial condition information (at period end):
Working capital	$478,840	$419,142
Cash and cash equivalents	64,810	63,481
Property and equipment, net	187,393	182,489
Total assets	1,789,932	1,728,600
Total debt, including capital leases	1,356,164	1,413,115
Total stockholders’ (deficit) equity	$(69,213)	$(218,982)

	As of
	March 31, 2012	Interest Rates
Debt position excluding capital leases (at period end):
Revolving ABL Facility	$—	(i) Prime + 1.25-1.75% or (ii) LIBOR + 2.25-2.75%
Senior Term Loan B (1)	596,856	(i) Prime + 1.25-1.50% or (ii) LIBOR + 2.25-2.50%

Senior Notes	750,000	6.875%

Other (2)	3,214	4.05% to 5.79%
Total debt	$1,350,070

Debt maturities, excluding capital leases: (3)
Twelve months ending March 31,
2013	$1,328
2014	598,064
2015	678
2016-2019	—
2020	750,000
Total debt	$1,350,070

(1)   The interest rates on $300.0 million of this loan are fixed by interest rate swaps which expire in May 2012.

(2)   Represents pre-acquisition debt of Pro-Duo NV and Sinelco Group BVBA.

(3)         Amounts shown for specific years do not reflect payments that might be required after the current year as a result of the excess cash-flows test of the senior term loan facility.